ROCHE DIAGNOSTICS, SALES AND DISTRIBUTION AGREEMENT V.12 06_19_2008
Certain Information in this exhibit has been omitted as confidential, as indicated by [***]. This information has been filed separately with the Commission.

SALES AND DISTRIBUTION AGREEMENT

This Supply Agreement (the “Agreement”), effective as of June 25th, 2008 (the “Effective Date”), is by and between Response Biomedical Corporation, a Canadian corporation having its principal place of business at 1781-75th Avenue W., Vancouver, BC V6P 6P2 Canada (the “Supplier”), Roche Diagnostics Ltd, a Swiss corporation having its registered office at Forrenstrasse, 6343 Rotkreuz, Switzerland (“RDR”) and Roche Diagnostics Operations, Inc., a Delaware corporation having its principal place of business at 9115 Hague Road, Indianapolis, Indiana 46250 (“RDO”). RDR, RDO and Supplier are collectively referred to herein as the “Parties” and each individually as a “Party.”

R E C I T A L S:

WHEREAS, Supplier manufactures and sells certain cardiac marker products for in-vitro diagnostics, including instruments, reagents, controls, parts, accessories and service more particularly described on Exhibit A attached hereto (the “Products”); and

WHEREAS, RDR and RDO desire to purchase the Products from Supplier, and Supplier is willing to sell and supply the Products to RDR and RDO (and/or certain designated Ordering Entities), all in accordance with the pricing and other terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises, of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.        DEFINITIONS

For purposes of this Agreement, capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Article 1.

1.1

“Affiliate” – with respect to a specified Party to this Agreement, any individual, association or other entity that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Party. For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means owning fifty percent (50%) or more of the outstanding voting securities of an entity, or otherwise possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of an individual, association, or other entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Genentech, Inc., a Delaware corporation, 1 DNA Way, South San Francisco, California 94080-4990, U.S.A. and Chugai Pharmaceutical Co., Ltd, 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301, Japan, shall not be considered Affiliates of RDO or RDR unless RDO or RDR opts for such inclusion of either of the foregoing entities by giving written notice to Supplier.

1.2	“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations, codes, requirements, laws or orders of any Governmental Authority, including Regulatory Laws.

1.3	“Assay(s)” means those tests for cardiac markers set forth on Exhibit A.

1.4	“Business Day” – any day other than (a) Saturday or Sunday or (b) a day on which banks in the United States, Germany, Switzerland or Canada are permitted or required to be closed.

1.5	“CLIA” means the Clinical Laboratory Improvement Amendments pursuant to which the Centers for Medicare & Medicaid Services regulate U.S. laboratories.

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1.6	“Competitive Product” means any assay for the detection of cardiovascular disease, including, but not limited to, NT-proBNP Assay, Troponin I Assay, CK-MB Assay, or Myoglobin Assay.

1.7

“Confidential Information” – any and all information of a confidential and proprietary nature that may be hereafter disclosed in any form, whether in writing, orally, electronically, or otherwise made available by observation, inspection or otherwise by or on the behalf of RDO, its Affiliates or any Ordering Entity on the one hand, and Supplier on the other hand (each a “Disclosing Party”) to the other Party or any Ordering Entity (each a “Receiving Party”), including without limitation:

(a)

all information that is a trade secret under applicable trade secret law or other legal requirement and any other information that the Disclosing Party treats as confidential or proprietary and that should reasonably be understood to be confidential and proprietary to the Disclosing Party;

(b)

all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software, database technologies, systems, structures and architectures;

(c)

all information concerning the business and affairs of the Disclosing Party, its Affiliates or any third party in the possession of the Disclosing Party under an obligation of confidentiality (which includes historical and current financial statements, financial projections and budgets, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication, including any information regarding third party business partners of the Disclosing Party possessed by such Disclosing Party under an obligation of confidentiality; and

(d)

all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

For purposes of this Agreement, “RDR Confidential Information” shall mean Confidential Information that is disclosed by RDR (or its Affiliates or any Ordering Entity) to Supplier, “RDO Confidential Information” shall mean Confidential Information that is disclosed by RDO (or its Affiliates or any Ordering Entity) to Supplier, and “Supplier Confidential Information” shall mean Confidential Information that is disclosed by Supplier to RDR or RDO (or their Affiliates or any Ordering Entity).

1.8	“EMT” means the Executive Management Team.

1.9	“FDA” - the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the sale or marketing of medical devices in the United States.

1.10

“GMPs” - current good manufacturing practices as specified in the FDA’s Quality System Regulation at 21 CFR Part 820, or similar Regulatory Laws of any applicable Regulatory Authority, as such Regulatory Laws are in effect at the time of design, manufacturing, and supply, and as such regulations and similar Regulatory Laws are interpreted at that time by the relevant Regulatory Authority.

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1.11

“Governmental Authority” - all agencies, commissions, officials, courts and other governmental and regulatory authorities and instrumentalities of the United States and any other countries in which the Products are manufactured, marketed, sold, tested, investigated or regulated, and all states or other political subdivisions thereof and supranational bodies applicable thereto.

1.12	“JPSC” means Joint Program Steering Committee.

1.13

“Lifetime Buy” – a purchase option available to RDR or RDO under certain circumstances contemplated by this Agreement, covering whatever quantity of Product(s) RDR or RDO elects to purchase, in its sole discretion, up to the equivalent of [***] of Product(s) from Supplier under this Agreement, but only for the purposes of Sections 8.3 and 8.4. The terms and conditions of this Agreement shall be applicable to all Product(s) purchased under such option.

1.14

“Manufacturing Processes” – the methods, processes, materials (including, without limitation, raw materials and manufacturing materials), controls and facilities (including, without limitation, the equipment and equipment location) used in the manufacturing operations to produce the Product(s), including without limitation, the design, manufacture, packaging, labeling, handling, storage, distribution, installation and servicing of the Product(s), as applicable, given the nature of the Product.

1.15

“Ordering Entity” – RDR, RDO, an Affiliate of RDR or RDO or any other entity designated by RDR or RDO to purchase Product(s) pursuant to the terms of this Agreement. The initial Ordering Entities other than RDR and RDO under this Agreement are identified on Exhibit B.

1.16	“POL” - laboratories owned or operated for the purpose of testing specimens from patients seen by the physicians who own, operate, or are affiliated with that practice.

1.17

“Product(s)” – the cardiac marker products identified on Exhibit A attached hereto and manufactured, packaged, and labeled for and provided to RDR and/or RDO in accordance with the Specifications, Quality Requirements and other requirements of this Agreement.

1.18

“Purchase Order” – the written orders for the manufacturing and delivery of the Product(s) submitted by Purchaser to Supplier in form and content complying with the terms and conditions of this Agreement.

1.19	“Purchaser” – RDR and/or RDO and/or an Ordering Entity, as applicable.

1.20	“Quality Requirements”- the quality standards, procedures, practices and requirements set forth on Exhibit E.

1.21

“Recall” – any correction or removal of, field action, or customer notification or communication with respect to, a device manufactured, marketed, sold, or distributed by RDR, RDO or their Affiliates that is initiated (a) at the direction of the FDA or other Regulatory Authority, or (b) voluntarily by RDR, RDO, its Affiliates or Supplier to reduce a risk to health posed by such device or to remedy a violation of the Federal Food, Drug and Cosmetic Act (the “Act”) or other Regulatory Law caused by the device which may present a risk to health.

1.22

“Regulatory Authority” - with respect to any country or jurisdiction, any Governmental Authority involved in granting approval of or regulating of the investigation, manufacture, distribution, marketing, sale, pricing or reimbursement of the Products in that country or jurisdiction, including the FDA in the United States.

1.23

“Regulatory Laws” - all Applicable Laws governing (i) marketing approval or clearance, import, export, testing, investigation, design, manufacture, packaging, labeling, handling, storage, distribution, installation, servicing, marketing, or sale, (ii) recordkeeping and reporting obligations,

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(iii) Recalls, or (iv) similar regulatory matters, with respect to the Products, including without limitation, GMPs.

1.24

“Specifications” – the complete and accurate description of the shape, appearance, features, functionality and other characteristics of a Product and the Manufacturing Processes, standard procedures, formulae, specifications, tests (and testing protocols), labeling, packaging and other standards pertaining to such Products all as described in Exhibit C attached hereto, all or any of which may be modified from time-to-time in accordance with Exhibit E hereof. To clarify, Specifications may only be modified in accordance with Exhibit E. Any modification of the Specification pursuant to Exhibit E shall be incorporated into this Agreement.

1.25

“Territory” means any and all jurisdictions world-wide, but excluding Japan with respect to the NT- proBNP Assay listed in Exhibit A. If during the term of this Agreement, Supplier acquires the right to extend the Territory to include such NT-proBNP Assay in Japan, it shall promptly notify Purchaser and at such time the Territory shall be deemed to include the NT-proBNP Assay in Japan without further action by the Parties. Supplier shall use commercially reasonable efforts to obtain for Purchaser in Japan non-exclusive rights to the NT-proBNP assay listed in Exhibit A.

2.	SUPPLY OF PRODUCTS, PRODUCT PRICE AND PAYMENT TERMS

2.1

Supply. Supplier agrees to manufacture and supply the Product(s) to Purchaser in accordance with the Specifications as set forth in Exhibit C, the Quality Requirements set forth in Exhibit E and the other requirements of this Agreement, and Purchaser agrees to purchase the Product(s) from Supplier, subject to the terms and conditions set forth herein.

2.2

Price. The prices for the Products ordered by Purchaser hereunder shall be as set forth in Exhibit D (the “Prices”). The Prices detailed in Exhibit D shall represent the maximum prices for the Products ordered by Purchaser during the Initial Term of this Agreement; provided, however, in the event of material cost savings to Supplier due to economies of scale resulting from increased orders of the Ramp 200 Test Module, the Ramp 200 Control Module, the Printer, the Bar Code Scanner, and controls, whether pursuant to this Agreement or other agreements, shall be automatically passed on to Purchaser and the Prices in Exhibit D revised accordingly. In the event of material cost increases to Supplier due to increases in the cost of materials, labor, regulatory requirements or subcontractor costs, a Party may submit to the JPSC for consideration in good faith whether the Prices should be adjusted, and if no agreement is reached, the discussion will be escalated to the EMT. Subsequent to the Initial Term, the Prices shall be established pursuant to good faith negotiations between the Parties.

2.3

Payment Terms. Unless disputed by either Party, Purchaser shall pay Supplier for each shipment of Product(s) within [***] calendar days after the later of (a) Purchaser’s receipt of a complete invoice and (b) the shipment of Product(s) (such date, the “Receipt Date”). In consideration of Purchaser’s expedited payment to Supplier, Purchaser shall be entitled to a [***] cash discount on all payments made to Supplier within [***] calendar days of the Receipt Date.

2.4

Taxes. To the extent that Products supplied hereunder are subject to any sales, use, value added or any other taxes, payment of said taxes, if any, is Purchaser’s responsibility and said taxes are included in the Prices. Supplier shall be liable for any and all taxes on any and all income resulting from payments by Purchaser under this Agreement.

2.5

Tooling. To the extent that RDR, RDO or one of their Affiliates reimburses Supplier for tooling for the production of Products, Supplier agrees that it shall comply with RDO’s tooling requirements attached hereto as Exhibit G.

2.6	Closed System Requirement. Supplier agrees that instruments and/or systems identified on Exhibit A (including any subsequent versions or improvements) will only be able to read the cardiac tests

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identified on Exhibit A (including subsequent versions, improvements and additional cardiac tests added to Exhibit A). In addition, Supplier agrees that the tests identified on Exhibit A and manufactured after the Effective Date (including any subsequent versions, improvements and additional cardiac tests added to Exhibit A) will not be capable of being read by any instrument and/or system manufactured by Supplier, other than the instruments/systems identified on Exhibit A.

2.7

Exclusivity. Supplier grants RDR and RDO the exclusive rights in the Territory, excluding [***] to market, sell and/or distribute the Products. Supplier shall not market, sell or distribute the Products itself, or through any other party and shall not develop, market or sell any Competitive Products in the Territory, [***] For the avoidance of doubt, the foregoing provisions of this Section 2.7 shall be subject to implementation of a plan to be established by the JPSC to address the intended phase- out of distributors which at the Effective Date are distributing Products. If Purchaser’s total purchases (by RDR, RDO and any Ordering Entity) fail to meet the Worldwide Minimum Purchase Quantities of a Product(s), as specified in Exhibit D, the Parties agree that Supplier will be released from its exclusivity obligations under this Section 2.7.

2.8

CLIA Waiver. Promptly, but no longer than forty-five (45) days, following the Effective Date, Supplier shall propose to the JPSC for comment and approval a plan and budget pertaining to a CLIA waiver program. The budget shall cover direct and indirect costs of Supplier in performing the plan. While the budget to be agreed upon by the JPSC shall govern the amounts to be spent, it is currently anticipated that such budget will be approximately [***] per assay. The Parties agree to work jointly on the CLIA waiver development programs for the Product(s), but for the avoidance of doubt, such program shall be undertaken by Supplier. RDR will bear all of Supplier’s budgeted costs. Supplier shall not incur costs under such development programs without the approval of the JPSC. [*** Further, the Parties will explore obtaining equivalent waiver status in markets outside the U.S. If RDR wishes to obtain such status, RDR will also bear the expenses of any such programs and, if desired by RDR, Supplier will use its reasonable commercial efforts to complete such programs. The Parties recognize that in countries outside the U.S. and Canada, it may be beneficial for RDR to undertake such programs and Supplier agrees to cooperate fully with RDR with respect to these programs and to provide information and analysis and conduct such follow-up activities as reasonably requested by RDR. The Parties acknowledge that there is no assurance that any waiver will be obtained, and Supplier shall not be obligated to engage in non-budgeted activities.

2.9

Production Requirements. Promptly, [***] following the Effective Date, Supplier shall propose to the JPSC for comment and approval a plan to achieve the following two (2) production requirements: [***]. Supplier is responsible for the plan and will bear all associated costs

2.10	Additional Products.

(a)           New Versions or Improvements/Enhancements. Minor improvements (including minor software updates) and/or enhancements to the Products by Supplier shall automatically be included as Products in Exhibit A at the prices set forth in Exhibit D. Before the development or implementation of a new version of a Product, that incorporates more than a minor improvement or enhancement to the Product, the Parties shall discuss in good faith at the EMT the development plan and an appropriate price therefore.

(b)           New Products Developed Independently by Supplier. During the term of this Agreement, Supplier agrees to notify RDR and RDO in writing as soon as commercially reasonable, of any new product developed by Supplier in the field of assays for the detection of cardiovascular disease, including, but not limited to, new test parameters. The Purchasers through their representatives on the EMT shall have the first right of refusal to add such new products to this Agreement and the Parties agree to negotiate in good faith the pricing and other terms for these products and shall execute amended Exhibits A, C and D to include the new products, specifications, terms and agreed-upon pricing. If the Parties are unable to reach definitive agreement on such product,

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specifications, terms and pricing within sixty (60) days of notice RDR and RDO, shall have no further rights to such product under this Section 2.10(b) and Supplier shall be free to deal in respect of such product as it sees fit.

(c)           New Products Developed by Supplier at RDR/RDO’s Request. In the event RDR and RDO desire improvements to the Products or new cardiac products, RDR or RDO shall notify the EMT. If Supplier, RDR and RDO agree to proceed, the Parties shall negotiate in good faith a separate development agreement covering the desired improvements/new products.

(d)           Connectivity Solutions. In the event RDR and RDO desire a connectivity solution to enable the Products to connect to a hospital or POL information system, RDR or RDO shall notify the EMT. Supplier agrees to cooperate fully with RDR, RDO and the third party software supplier selected by RDR and RDO, with respect to the development of this solution and to provide information and analysis and conduct such follow-up activities as reasonably requested by RDR, RDO and the third party supplier. The JPSC shall in good faith establish a plan and budget for the development of a connectivity solution. The Parties agree to cooperate in good faith in the implementation of such plan.

3.	PURCHASE ORDERS, FORECASTS, WARRANTY OF SUPPLY, AND FIRM LEAD-TIME

3.1

Purchase Orders. During the Term of this Agreement, Purchaser may issue Purchase Orders containing instructions for performance under this Agreement, specifying the Specification number (i.e., change number) and quantities (and type, if applicable) of the Products desired. Supplier shall notify Purchaser promptly if the Specification number (change number) on the Purchase Order does not match the Specification number (change number) of the Product that Supplier has agreed to produce. Such Purchase Orders shall constitute the only authorization for Supplier to provide Products to Purchaser, and Purchaser shall accept only that performance that has been pre-authorized as evidenced by a Purchase Order. Supplier shall confirm its receipt and acceptance of each Purchase Order. Supplier shall not be entitled to reject an order which complies as a Purchase Order under this Agreement. For clarification, nothing in this Agreement requires Purchaser to submit any Purchase Orders or obligates Purchaser to purchase any quantity of Products other than as reflected in those portions of the Rolling Monthly Forecasts which are binding. Purchaser may make changes to the identity of Products, quantities, and/or delivery dates or delivery locations specified in issued Purchase Orders without penalty, additional cost, or the consent of the Supplier, provided that such changes are made outside of the Firm Lead-Time (as established in Section 3.4) and are otherwise in compliance with this Agreement. Supplier shall reference the Purchase Order number on all packing slips (and/or bills of lading) and invoices (including commercial invoices) for Product(s) delivered hereunder. Any term or condition of any Purchase Order, packing slip, bill of lading, or invoice that is different from or contrary to the terms and conditions of this Agreement shall be void and of no force and effect.

3.2

Forecasts. In order to facilitate Supplier’s forward planning process for Products, and to assist Supplier in making certain decisions relative to inventory of long lead-time raw materials, by the first of each month during the Term of this Agreement, Purchaser shall provide Supplier with a written, rolling twelve-month forecast of its monthly estimated requirements for the Products (each a “Rolling Monthly Forecast”), of which only the first three (3) months will be binding. While the non- binding portion of each Rolling Monthly Forecast shall constitute the good faith beliefs of RDO and RDR, respectively, RDO and RDR may make such changes to the non-binding portion of each Rolling Monthly Forecast as it sees fit; provided, however, (i) the quantities forecasted for the sixth month of any Rolling Monthly Forecast shall not be increased by more than 25% prior to entering the Firm Order Period and (ii) the quantities forecasted for the ninth month of any Rolling Monthly Forecast shall not be increased by more than 50% prior to entering the Firm Order Period. In the event that RDO or RDR submit purchase orders in excess of those permitted pursuant to the forecasting mechanism set forth in this Section 3.2, Supplier shall not be obligated to accept that portion of the quantities set forth in such purchase orders that represents the overage (the “Excess Order Quantity”) . Nevertheless, to the extent Supplier accepts a purchase order reflecting an

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Excess Order Quantity, it shall use commercially reasonable efforts to fulfill the Excess Order Quantity.

3.3

Warranty of Supply. Supplier hereby represents and warrants to RDR and RDO that it will use commercially reasonable efforts to have the capacity to manufacture and supply the Product(s) required by Purchaser pursuant to the forecasting mechanism of Section 3.2 during the Term of the Agreement. Furthermore, Supplier hereby represents and warrants to RDR and RDO that (a) it will have the capacity to manufacture and supply the Product(s) (a) for any three (3) month period during the Term in quantities equal to [***] of the quantity forecast for the three (3) month period prior thereto and [***] of the quantity forecast for the three (3) month period commencing six (6) months prior thereto, and (b) it will use commercially reasonable efforts to have the capacity during the period specified in Section 8.3 for any Lifetime Buy. Purchaser may submit Purchase Orders for any quantity of Product(s), although Supplier shall not be obligated to accept any Purchase Order that exceeds the quantity or other requirements of this Agreement. In the event Supplier’s manufacturing capacity is insufficient to meet the quantity of Products requested by Purchaser in a Purchase Order or the quantity set forth in a Rolling Monthly Forecast, Supplier shall notify Purchaser of such circumstances as soon as possible, but in no event later than ten (10) Business Days from the date of receipt of such Purchase Order or Rolling Monthly Forecast, and RDR and/or RDO shall be entitled to reduce the Worldwide Minimum Purchase Quantities specified in Exhibit D. Such reduction in the annual Minimum Purchase Quantity shall apply only to the year of such capacity shortage, and shall be a fraction equal to the ratio of (i) the aggregate, cumulative Prices of Products covered by Purchase Orders or Rolling Monthly Forecasts as to which Supplier has notified Purchaser that it does not have capacity, over (ii) the aggregate, cumulative Prices of all Products covered by Purchase Orders submitted by Purchaser to Supplier during such year. Such calculation shall not include Excess Order Quantities. If the capacity shortfall occurs during the first three years under Exhibit D, the annual Minimum Purchase Quantity shall be deemed to be [***] units, but only for purposes of calculating the reduction. Supplier agrees that in the event Supplier’s manufacturing capacity is insufficient to meet the quantity of Products requested by Purchaser in a Purchase Order, and not in excess of those permitted pursuant to the forecasting mechanism set forth in Section 3.2, or the quantity set forth in a Rolling Monthly Forecast, Supplier will equitably allocate its manufacturing capacity based upon the quantities of products set forth in firm purchase orders received from its customers, until the shortfall issue is corrected.

3.4

Firm Lead-Time. Firm lead-time for Products ordered hereunder shall be ninety (90) days (the “Firm Lead-Time”). Purchaser may not make changes to any Purchase Orders issued hereunder within the Firm Lead-Time without the consent of Supplier.

3.5	No Volume Guarantee. Supplier acknowledges that Purchaser is not guaranteeing that any volume of Assays will be ordered by Purchaser during any period during the Term of this Agreement.

4.	DELIVERY

4.1

Delivery. Supplier shall deliver the Product(s) Ex Works (ICC Incoterms 2000) Supplier facility in accordance with the Specifications, Quality Requirements, Purchaser’s shipping policies and Purchaser’s Purchase Order on the dates specified in the delivery schedules attached to such Purchase Order. Purchaser shall select the designated freight carrier(s).

4.2

On-Time Delivery. Supplier shall manufacture and deliver [***] of the Product covered by Purchase Orders in full compliance with the Specifications, the Quality Requirements and the other terms and conditions of this Agreement; provided, however, in the event that Supplier delivers at least [***] of the Product ordered hereunder with respect to a given Purchase Order, it shall not be deemed to be in breach of this Agreement if it delivers any shortfall within sixty (60) days of the initial delivery date. For purposes of this Agreement, “on-time” delivery shall be deemed to be five (5) calendar days before to zero (0) calendar days after the date of delivery to the facility specified in the applicable Purchase Order.

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4.3

Remedies. In the event Supplier breaches Section 4.2, the sole remedies of RDO and RDR shall be replacement of defective Product or refund, at the option of Supplier together with the direct costs of (a) Purchaser’s administration of the backorder situation caused by such breach and (b) Purchaser’s customers reimbursed by Purchaser to cover the incremental increased cost of cover that Purchaser is obligated to provide its customers as a result of Supplier’s breach of Section 4.2. In the event of chronic breaches of Section 4.2, as set forth in Section 8.2 (b)(ii) or Section 8.2(b)(iii), Purchaser shall have the remedies set forth therein. Purchaser shall have the obligation to maintain such inventories of Products as a reasonably prudent similarly situated company would maintain and to mitigate the amounts due from Supplier under this Section 4.2 in respect of its customers’ costs.

5.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

5.1

Representations, Warranties, and Covenants of Supplier. In addition to all of the representations, warranties, and covenants of Supplier set forth herein, Supplier hereby represents, warrants, and covenants to Purchaser as follows:

(a)

Corporate Power and Authority. Supplier has all necessary power and authority to enter into and be bound by the terms and conditions of this Agreement, and that the execution, delivery, and performance of this Agreement by Supplier have been duly authorized by all necessary corporate or company action on the part of Supplier. All persons executing this Agreement on Supplier’s behalf have been duly authorized to do so by all necessary corporate or company action.

(b)

Enforceability; No Conflict. This Agreement, when executed and delivered by Supplier in accordance with the provisions hereof, will be its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement. This Agreement and Supplier’s performance hereunder does not and shall not violate any agreements that Supplier has with any third party.

(c)

Product Specifications and Quality Requirements. All Products supplied by Supplier under this Agreement shall be manufactured and delivered in full compliance with the Quality Requirements, the Specifications, and the Applicable Laws of the United States and of the place of manufacture, as well as Applicable Laws in those jurisdictions where Purchaser has given reasonable notice to Supplier of an intention to sell sufficient to enable Supplier to ascertain the requirements of such Applicable Laws and to then comply therewith, and all other terms and conditions of this Agreement. Purchaser agrees to give Supplier reasonable notice of jurisdictions in which it plans to cease sales of the Products.

(d)

Process Capability. Supplier will demonstrate, through reasonable documentation of validation, a process capability (CpK) of 1.33 or greater on any Purchaser-identified critical characteristics, dimensions or attributes, as applicable and set forth in the Exhibits to this Agreement.

(e)

Intellectual Property. Supplier warrants that it has engaged in a thoughtful patent infringement clearance process, including conducting searches for third party patents and published applications relevant to products it supplies under this Agreement. Based upon the infringement clearance process and thoughtful, well reasoned factual and legal analysis of the results of the patent searches, Supplier has cleared the products supplied under this Agreement for sale from a patent infringement clearance perspective. Further, as of the Effective Date, no third party has raised any claim of patent infringement regarding products supplied under this Agreement.

5.2

Representations, Warranties, and Covenants of RDR and RDO. In addition to all of the representations, warranties, and covenants of RDR and RDO set forth herein, RDR and RDO hereby represents, warrants, and covenants to Supplier as follows:

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(a)

Corporate Power and Authority. RDR and RDO have all necessary power and authority to enter into and be bound by the terms and conditions of this Agreement, and that the execution, delivery, and performance of this Agreement by RDR and RDO have been duly authorized by all necessary corporate or company action on the part of RDR and RDO. All persons executing this Agreement on RDR and RDO’s behalf have been duly authorized to do so by all necessary corporate or company action.

(b)

Enforceability; No Conflict. This Agreement, when executed and delivered by RDR and RDO in accordance with the provisions hereof, will be its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement. This Agreement and RDR and RDO’s performance hereunder does not and shall not violate any agreements that RDR or RDO have with any third party.

(c)	Compliance with Applicable Laws. RDR and RDO will store, handle, distribute, offer to sell, promote, advertise and sell the Products in full compliance with all Applicable Laws.

6.	RECORDS AND AUDITS

6.1

Records. In compliance with Regulatory Laws and its own internal quality systems, Supplier shall maintain reproducible records of all information, data and documentation and retention samples relating to the Manufacturing Processes, Products, Quality Requirements, Specifications and its performance under this Agreement (the “Records”) until five (5) years after the later of the expiration or early termination of this Agreement and the period required by Applicable Laws. If Supplier is required to be registered with the FDA, Supplier shall comply with the requirements set forth in 21 C.F.R. Part 11 regarding electronic records and signatures.

6.2

Audit of Manufacturing Processes, Products and Records. Within ten (10) Business Days after a request is made by RDR or RDO, Supplier’s Manufacturing Processes, Products and Records shall be open to audit, inspection, examination and evaluation during normal working hours, but not more frequently than twice each year (other than by way of a follow-up audit to measure remedial measures to be taken following a finding of material deficiency during a regular audit), with the understanding that any audit(s) may be divided up into separate audits of specific business function, by RDR, RDO or their authorized representatives to the extent reasonably necessary to evaluate Supplier’s compliance with Applicable Laws and/or other requirements in connection with its performance under this Agreement. Without limiting the generality of the foregoing, Supplier shall permit RDR, RDO or their authorized representative, to enter the manufacturing, packaging, and quality control facilities to inspect and audit all the Manufacturing Processes (including without limitation equipment, facilities, operations and procedures), Products (including without limitation by sampling of such Products) and Records (including without limitation Records relating to quality assurance and regulatory compliance as they pertain to the Product(s) or to the system support and processes used to manufacture, process and/or package the Product(s)). For the purpose of such audits, inspections, examinations, and evaluations, RDR, RDO or their authorized representatives shall have access to such Manufacturing Processes, Products and Records beginning on the Effective Date and continuing until five (5) years after the later of (i) the termination or expiration of the Agreement or (ii) the satisfaction of Supplier’s obligations under this Agreement. In addition, Supplier shall provide adequate and appropriate workspace for RDO or its authorized representatives, which shall be reasonable in number, to conduct such audits, inspections, examinations and evaluations. Access to areas of Supplier’s facilities shall be subject to considerations of confidentiality pertaining to Supplier and its customers. Auditing personnel shall be subject to the standard facility procedures of Supplier and Purchaser shall be responsible for the conduct of its representatives while on the premises of Supplier.

6.3

Ownership and Maintenance of Records. Supplier shall notify RDR and RDO in writing at the expiration of the time period specified for access to the Records set forth in Section 6.2 or at any time thereafter, if it does not intend to maintain the Records. RDR and RDO shall have sixty (60)

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calendar days thereafter to respond to such notice. If RDR or RDO determines that it requires such Records, RDR or RDO shall notify Supplier and such Records pertaining to the Products shall be shipped to RDR or RDO, as specified, within a reasonable period of time, but in no event later than sixty (60) days after such notification from RDR or RDO. RDR and RDO agree to pay for reasonable retrieval and shipping costs associated with such Records.

7.	PRODUCT RECALLS

7.1

Recalls. If any Party, in good faith, determines that a Recall of one or more Products or its labeling may be warranted, such Party shall immediately notify the other Parties in writing and shall advise such other Parties of the reasons underlying its determination that a Recall may be warranted. The Parties shall consult with each other as to any action to be taken regarding such Recall. Notwithstanding the foregoing, RDR or RDO shall have the right to Recall one or more Products or its labeling at any time. Supplier agrees to reimburse RDR and RDO for the actual direct costs of a Recall, including but not limited to, freight, sorting, reworking or replacing Product, customer bulletins and direct administration of the Recall, but only with respect to and to the extent such Recall was a direct result of Supplier’s breach of this Agreement.

8.	TERM AND TERMINATION

8.1

Initial Term. The “Initial Term” of this Agreement shall begin on the Effective Date and shall, unless earlier terminated pursuant to Section 8.2 below, continue in full force and effect for five (5) years thereafter. Subsequent to the Initial Term, this Agreement may be renewed in writing by the Parties. For purposes of this Agreement, the Initial Term and any renewal period thereafter shall be referred to herein as the “Term.” RDO and RDR shall notify Supplier, and Supplier shall notify RDO and RDR within [***] prior to the expiration of this Agreement of their intention whether or not to renew this Agreement.

8.2	Termination.

(a) Termination for Cause.

(i)

Any Party shall have the right to terminate this Agreement upon immediate written notice if the other Party is in material breach or default of any of its representations, warranties, covenants, or other obligations set forth in this Agreement and such Party fails to cure such breach or default within thirty (30) calendar days following receipt of written notice of such breach. In the event of such termination, the non-breaching Party shall be entitled to seek all available remedies at law or in equity in addition to exercising its right to terminate, unless such termination relates to Supplier’s failure to timely supply Product in accordance with this Agreement, in which case the remedies in Section 4.3 are applicable.

(ii)

Any Party may, at its sole option, immediately terminate this Agreement, or exercise the remedies set forth in Exhibit F, upon written notice, but without prior advance notice, to the other Party in the event that (A) the other Party is or becomes insolvent or is declared bankrupt by a court of competent jurisdiction; (B) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party; (C) an involuntary petition for bankruptcy is filed in any court of competent jurisdiction against such other Party; (D) a receiver or trustee is appointed for such other Party; or (E) this Agreement is assigned by such other Party for the benefit of creditors. For purposes of this Agreement, a Party shall be deemed to be “insolvent” when such Party has ceased to pay its debts in the ordinary course of business, cannot pay its debts as they become due, or is insolvent within the meaning of the federal bankruptcy law.

(b) Termination for Failure to Meet Certain Obligations.

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(i) Supplier shall have the right to terminate this Agreement if Purchaser fails to meet the Worldwide Minimum Purchase Quantities of the specified Product, as set forth in Exhibit D, in years 4 or 5 of this Agreement.

(ii) RDR or RDO shall have the right to terminate this Agreement if Supplier fails to meet the quantity requirements of any one Product, for any two (2) consecutive quarters (beginning in the first year of the launch of the applicable Product launch with or without invocation of the remedy set forth in Exhibit F.

(iii) RDR or RDO shall have the right to terminate this Agreement if Supplier fails to meet the Specifications set forth in Exhibit C for a given Product for two (2) consecutive orders and/or two (2) consecutive quarters with or without invocation of the remedy set forth in Exhibit F.

(iv) RDR or RDO shall have the right to terminate this Agreement if Supplier fails to receive from FDA by the end of Q3 2008 510(k) clearance on the NT-proBNP assay currently pending review.

8.3

Lifetime Buy. If either (a) Supplier provides notice of intent not to renew this Agreement after the Initial Term or any subsequent renewal period in accordance with Section 8.1, or (b) RDR or RDO terminates this Agreement pursuant to Section 8.2, then in addition to any other rights RDO or RDR may have hereunder, RDO or RDR shall be entitled to make a Lifetime Buy of Product(s). RDR or RDO shall have the option to submit a Purchase Order for prior to the expiration of this Agreement, and take delivery of, the Lifetime Buy of Products from Supplier for up to nine (9) months following the date of expiration or termination of this Agreement, as the case may be, but only for the purpose of covering outstanding tenders or purchase commitments and bona fide activities directed at the prompt, but orderly discontinuation of sales, marketing and distribution activities under this Agreement. RDR and RDO shall promptly discontinue all promotional and active sales and marketing activities related to Products. RDR’s or RDO’s Purchase Order for the Lifetime Buy shall constitute a binding obligation to purchase the quantities of Product referenced therein. Supplier shall update RDR or RDO periodically (but no less frequently than semi-weekly) regarding its status and progress on the Lifetime Buy build. RDR or RDO may, by written notice to Supplier, modify the specific Product(s) or quantities requested in the Lifetime Buy for any Product(s) or quantity for which manufacturing has not yet commenced by the time Supplier receives RDR’s or RDO’s notice. If RDR or RDO notifies Supplier of a reduction in the Lifetime Buy quantities for Products for which manufacture has not then commenced, RDR or RDO shall nonetheless be liable to Supplier for any Product-specific raw materials and/or components purchased by Supplier prior to such notification in furtherance of the Lifetime Buy build. Supplier shall provide to RDR or RDO or destroy such Product specific raw materials and components upon RDR’s or RDO’s request and RDR’s or RDO’s expense and in accordance with RDR’s or RDO’s written instructions.

8.4

Post-Expiration/Termination Supply Obligations. Following expiration or termination of this Agreement, Supplier shall continue to sell to Purchaser, for those customers who have purchased a Hospital System or POL System in those jurisdictions where required by law or the sales terms by which RDR or RDO is obligated, reagents, parts, controls, disposables, accessories and service for [***] following the termination or expiration of this Agreement under the same terms and conditions set forth in this Agreement. The Parties agree that with respect to [***] such period will be [***] Neither RDR nor RDO shall institute any new promotion, advertisement or marketing of such items and shall use commercially reasonable efforts to cease existing promotion, advertisement and/or marketing of such items.

8.5

Intellectual Property. If any Product or process used in the manufacture of Products by Supplier shall be held by a court of a competent jurisdiction in a final non-appealable judgment to infringe any patent, copyright or trademark or other intellectual property right, Supplier shall, or if Supplier, reasonable determines that there exists a material risk of infringement of a third party intellectual property right, whether or not a third party has made such a claim, Supplier may, at its expense use commercially reasonable efforts to (i) modify the Product or process in a manner reasonably

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acceptable to RDR and RDO to be non-infringing (or acceptably reduce the material risk of infringement) or (ii) obtain for RDR and RDO (without cost to RDR or RDO) a license to continue using the Product or process or to reduce the material risk, as the case may be. Supplier shall have thirty (30) calendar days following such a holding by a court of competent jurisdiction to remedy said infringement. If Supplier is unable to remedy said infringement to RDR’s and RDO’s satisfaction, or to eliminate the material risk of infringement, this Agreement shall terminate with respect to the affected Product without further cost or liability to either Supplier, RDR or RDO; provided, however, Supplier shall (i) refund to RDR or RDO, as the case may be, the price paid by them for any unsold inventory of Products in their possession or under their control, and they shall promptly return such Products to Supplier and (ii) reimburse to RDR and RDO any amounts actually paid by them to their customers in satisfaction of claims made against RDR or RDO by their customers due to the infringement of Products sold by RDR or RDO to their customers, including, but not limited to, claims for breach of contract due to failure to supply the Products. If one Party notifies the other Party in writing, pursuant to Section 16.8, of a potential material risk of infringement, and the Parties agree in writing that no license is required or to be sought from a third party, the indemnity set forth in Section 9.1(a)(iii) shall not apply after such agreement.

8.6        Transfer of Regulatory Filings. Upon expiration of this Agreement or termination by Supplier pursuant to Section 8.1(a)(i), Section 8.1(a)(2) or Section 8.2(a)(1), RDR and RDO shall promptly transfer to Supplier or its designee any regulatory filings, approvals or authorizations pertaining to Products owned or controlled by them, their Affiliates or any sublicensee.

9.	INDEMNIFICATION

9.1	General Indemnification.

(a)

Supplier’s Indemnification. Supplier shall protect, defend, indemnify, and hold harmless RDR, RDO, their Affiliates and each of their respective directors, officers, employees and agents and their respective permitted successors and assigns ( collectively, “RD Indemnitees”) from and against any and all claims, actions, and causes of action of third parties together with liabilities, losses, costs, expenses or damages resulting therefrom, including reasonable attorney’s fees (collectively, “Claims”) incurred by RD Indemnitees which directly or indirectly arise out of or relate to (i) the breach by Supplier of any of its representations, warranties, covenants, agreements, or obligations set forth in this Agreement, (ii) the negligence, recklessness, or willful misconduct of Supplier or its employees or agents in connection with its performance of its obligations set forth in this Agreement, or (iii) Claims (including treble damages for willful infringement) that any Product or any process utilized by Supplier to manufacture the Product infringes or misappropriates a copyright, patent or other intellectual property right of another person or entity.

(b)

RDR/RDO’s Indemnification. RDR and/or RDO shall protect, defend, indemnify, and hold Supplier, its Affiliates and each of their respective directors, officers, employees, and agents, and their respective successors and permitted assigns (“Supplier Indemnitees”), harmless from and against any and all Claims incurred by Supplier which directly or indirectly arise out of or relate to (i) the breach by RDR or RDO of any of its representations, warranties, covenants, agreements, or obligations set forth in this Agreement, or (ii) the negligence, recklessness, or willful misconduct of RDR or RDO or its employees or agents in connection with its performance of its obligations set forth in this Agreement.

(c)

Notice of Third-Party Claims. Any person or entity entitled to indemnification hereunder (each, an “Indemnified Person”) shall give to the party obligated to indemnify (the “Indemnifying Party”) (i) prompt written notice of any third-party claim(s) made against the Indemnified Person for which the Indemnified Person knows or reasonably should know that the Indemnifying Party may be liable hereunder, and (ii) the opportunity to defend, negotiate, and settle such third-party claim(s). The Indemnified Person shall provide the Indemnifying

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Party with all information in its possession reasonably related to such third-party claim, all authority, and all assistance necessary to enable the Indemnifying Party to carry on the defense of such suit; provided, however, the Indemnified Person reserves the right to retain its own counsel to defend itself in such suit. Notwithstanding the foregoing, the Indemnified Person shall not be bound by any settlement made without its prior written consent.

9.2

LIMITATION OF LIABILITIES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT EXCEPT WITH RESPECT THIRD PARTY CLAIMS REQUIRED TO BE INDEMNIFIED PURSUANT TO SECTION 9.1 OR ANY CLAIM ARISING OUT OF A BREACH OF CONFIDENTIALITY, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES WHETHER ARISING OUT OF SAID PARTY’S PERFORMANCE OR NON- PERFORMANCE OF THIS AGREEMENT, TORT (INCLUDING NEGLIGENCE), WARRANTY, OR OTHERWISE, EVEN IF THE EXCLUSIVE REMEDIES PROVIDED HEREIN FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF A PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	RISK MANAGEMENT

10.1

Disaster Recovery Plan. In order to demonstrate supply risk management to RDR and RDO, Supplier shall establish within one hundred eighty (180) days of the Effective Dated and maintain a disaster recovery plan (the “Disaster Recovery Plan”), which Disaster Recovery Plan would be implemented in the event of on an insolvency of Supplier as defined in this Agreement or a significant or catastrophic event affecting the supply of Products. As a provision of the Disaster Recovery Plan, Supplier shall grant to RDR and/or RDO an exclusive license to manufacture the Products or to sublicense a third-party approved by RDR and/or RDO to do the same to prevent an interruption in supply of Products (the “License”). The License shall be subject to the applicable terms and conditions of any license under which Supplier is sublicensing Purchaser and to the terms and conditions set forth in a license agreement negotiated in good faith on commercially reasonable terms by the Parties. Upon such occurrence, Supplier shall immediately provide to RDR and/or RDO written detailed information and technical assistance sufficient for RDR and/or RDO or a third party to manufacture the Products (collectively, the “Detailed Manufacturing Instructions”). The Detailed Manufacturing Instructions shall include, without limitation and as applicable, the following:

	(a)	an approved raw material vendor list;
	(b)	raw material specifications;
	(c)	machine-readable materials (e.g. software);
	(d)	operating manuals;
	(e)	quality control procedures; and
	(f)	detailed manufacturing instructions.

In the event the License to make or have made becomes effective as provided in this Section 10.1, or Section 8.2, the Parties will cooperate in the transition of manufacturing, including the transfer of Detailed Manufacturing Instructions to enable RDR and RDO or another supplier to manufacture the Products.

Supplier shall enter into an escrow agreement (“Escrow Agreement”) with a mutually agreeable escrow agent (“Escrow Agent”), such Escrow Agreement providing for the deposit of one complete copy of the Detailed Manufacturing Instructions. Once every year following the deposit of the Detailed Manufacturing Instructions, RDR and RDO shall have the right, but not the obligation, to audit such Detailed Manufacturing Instructions through an independent third party auditor reasonably agreeable to the Parties, upon prior written notice to Supplier. Any such auditor shall treat the escrowed information as Confidential Information of Supplier. The scope of such audit shall be limited to ensuring that the obligations of this Section 10.1 have been met. Any such audit

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shall take place at the premises of the Escrow Agent. Supplier shall be entitled to have at least one employee of its choosing present at all times during any said audit. If the Detailed Manufacturing Instructions are found to be inaccurate or incomplete, Supplier shall supplement the Detailed Manufacturing Instructions within twenty (20) Business Days to restore accuracy and completeness, and Supplier shall bear the cost and expense of supplementing the Detailed Manufacturing Instructions. Otherwise, RDR and RDO shall bear the expense of any such audit. Supplier represents and warrants to RDR and RDO that the Detailed Manufacturing Instructions shall be kept current and complete, and shall be updated by or on behalf of Supplier from time to time and in no event more than sixty (60) days after Supplier has made one or more material modifications to any of the Detailed Manufacturing Instructions. In the event of implementation of the Disaster Recovery Plan pursuant to Section 10.1 or upon termination of this Agreement by RDR or RDO pursuant to Section 8(a) or 8(b)(ii) or (iii) (the “Triggering Event”), Supplier agrees that (i) RDR, RDO or a designated affiliate is entitled to possession of the Detailed Manufacturing Instructions unless Supplier is disputing the basis for the occurrence of the Triggering Event, and (ii) RDR or RDO may give written notice to both Supplier and the Escrow Agent requesting release of the Detailed Manufacturing Instructions. The Escrow Agent shall release and make the Detailed Manufacturing Instructions available to RDR, RDO or the designated Affiliate on the earlier of (1) the Escrow Agent’s receipt of written notice form Supplier agreeing to and authorizing the release or (2) the date that is thirty (30) days after the Escrow Agent’s receipt of the written notice from RDR or RDO under clause (ii) above, unless, during such 30-day period, the Escrow Agent receives written notice from Supplier disputing the basis for the occurrence of the Triggering Event. If Supplier disputes that a Triggering Event has rightfully occurred, Supplier may initiate the Dispute Resolution procedures set forth in Section 16.9 and Supplier shall give written notice to the Escrow Agent, RDR and RDO within thirty (30) days after RDR or RDO gives written notice under clause (ii) above. If the Escrow Agent receives such notice of dispute form Supplier within such 30-day period, the Escrow Agent shall release and make the Detailed Manufacturing Instructions available to RDR and RDO on the date that is sixty (60) days after the Escrow Agent’s receipt of the written notice from RDR or RDO under clause (ii) above; provided, however, that the Escrow Agent shall not release or make the Detailed Manufacturing Instructions available to RDR or RDO if, prior to the expiration of such 60-day period, all the Parties give written notice to the Escrow Agent that the Detailed Manufacturing Instructions should not be released. If Supplier disputes the release of the Detailed Manufacturing Instructions and it is finally determined that the Detailed Manufacturing Instructions should not have released to RDR or RDO hereunder, RDR’s and RDO’s sole responsibility shall be to cease any further use of the Detailed Manufacturing Instructions (and cause any third party to cease further use of the Detailed Manufacturing Instructions) and to return all copies of the Detailed Manufacturing Instructions to the Escrow Agent. All Detailed Manufacturing Instructions shall be the Confidential Information of Supplier and use and disclosure of the Detailed Manufacturing Instructions shall be subject to the provisions of Section 11. The agreement with the Escrow Agent shall provide that all Detailed Manufacturing Instructions shall be returned to Supplier and the Escrow Agreement shall be terminated within thirty (30) days after termination of this Agreement for any reason other than a Triggering Event, as certified in writing by all the Parties. Except as otherwise stated herein, all costs and expenses associated with the escrow of the Detailed Manufacturing Instructions, including the costs of the Escrow Agent, shall be paid by Supplier.

If Supplier can resume supplying Product(s) to Purchaser(s) in the quantities as Purchaser requires, and in full compliance with all of the terms and conditions of this Agreement, RDR and RDO (or a third party, as applicable) shall discontinue manufacturing the Product(s) following production restart, where Supplier warrants and provides reasonable and satisfactory assurances that Supplier has the capacity and capability of satisfying Purchaser’s full demand for Products. In such case the manufacturing license with RDR and/or RDO and any sublicense with a third party shall terminate and all Detailed Manufacturing Instructions shall be promptly returned to Supplier. RDR, RDO and any sublicensee shall treat all Detailed Manufacturing Instructions as Confidential Information of Supplier.

10.2	Insurance Requirements:

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(a)

Amounts and Types. During the Term of this Agreement and at all times that Supplier performs work hereunder, the Supplier shall maintain in full force and effect, at Supplier’s own expense, insurance coverage by insurers acceptable to RDR and RDO including:

(i)

Worker’s Compensation. Worker’s compensation insurance shall be provided as required by law or regulation. Where permitted by law, such policies shall contain waivers of the insurer’s subrogation rights against RDR and RDO.

(ii)

Employer’s Liability Insurance. Employer’s liability insurance shall be provided in amounts not less than $100,000 per accident for bodily injury by accident, $500,000 policy limit by disease, and $100,000 per employee for bodily injury by disease.

(iii)

Commercial General Liability. Commercial General Liability insurance with minimum combined single limits for bodily injury and property damage of $1,000,000. Commercial General Liability coverage shall also include contractual liability with a minimum of $2,000,000. RDR and RDO are to be named as additional insureds on Supplier’s General Liability policy, with respect to all operations performed by or on behalf of Supplier.

(b)

Liability. Nothing contained in this Section 10.2 shall be deemed in any way to either limit or increase the liability of either Party or their insurers under this Agreement. Notwithstanding anything to the contrary contained herein, Supplier’s and its insurers’ liability and obligations to RDR and RDO shall be limited to coverage for claims for which Supplier is liable pursuant to this Agreement.

10.3

Security of Manufacturing Facility Located Outside the United States. Supplier represents and warrants that Supplier’s facility (or facilities) located outside of the United States that are utilized to manufacture the Product(s) are in compliance during the Term of the Agreement with the security guidelines set forth in Exhibit H. A copy of Supplier’s security compliance plan that is compliant with Exhibit H will be provided to RDO within one hundred eighty (180) days following the Effective Date. In addition, Supplier shall provide to RDO, upon request, any additional information that is necessary for RDO’s continued compliance with the guidelines set forth in the Customs-Trade Partnership Against Terrorism (“C-TPAT”) program established by U.S. Customs and Border Protection.

11.	CONFIDENTIALITY

11.1	Confidential Information.

(a)

Confidentiality and Restricted Use. Each Receiving Party of Confidential Information hereunder acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that during the Term and for the greater of: (a) five (5) years following its disclosure to the Receiving Party; or (b) the period of time that the Disclosing Party is entitled to claim a proprietary interest and/or trade secret protection in the Confidential Information, such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than in furtherance of such Party’s performance of its obligations hereunder; and (c) without limiting the foregoing, shall not be disclosed by the Receiving Party to any person or entity, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of the Disclosing Party.

(b)

Exceptions. The restrictions set forth in Section 11.1(a) do not apply to that part of the Confidential Information of a Disclosing Party that the Receiving Party demonstrates (i) was, is or becomes generally available to the public other than as a result of a breach of this

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Article 11 by the Receiving Party; (ii) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (iii) was, is or becomes available to the Receiving Party on a non-confidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary, or other obligation restricting disclosure.

(c)

Legal Proceedings. If the Receiving Party becomes compelled in any legal proceeding or is requested by a Governmental Authority having the requisite legal or regulatory jurisdiction and authority to make any disclosure that is prohibited or otherwise constrained by this Article 11, the Receiving Party shall provide the applicable Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 11. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such governmental body; provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person, entity or governmental body to whom any Confidential Information is so disclosed. The provisions of this Section 11.1(c) do not apply to any legal proceedings between the Parties to this Agreement.

(d)	Public Document Requirements. The Parties hereby agree to work together to review and agree upon a redacted version of this Agreement for filing by Supplier with securities authorities where required to do so by virtue of its status as a public company. The Parties shall commence such activity in advance of the Effective Date in acknowledgement that such filings must take place within ten (10) days thereafter. This Section 11.1(d) shall not be construed to prevent Supplier from making any such filing in a timely manner. To the extent Supplier is required to file or disclose any additional information related to this Agreement by virtue of its status as a public company, Supplier shall (i) seek, to the extent permitted by law, confidential treatment for the financial and other business terms hereof and (ii) give RDR and RDC at least ten (10) Business Days prior written notice, or if that is not possible, as much prior written notice as possible using commercially reasonable procedures and methods, so as to permit RDR and RDC to take all possible action to protect and/or safeguard its rights in the Confidential Information.

11.2

Return or Destruction of Confidential Information. Upon expiration or earlier termination of this Agreement, the Receiving Party shall promptly deliver to the Disclosing Party all Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of the Disclosing Party, destroy all such Confidential Information and certify such destruction in writing to the Disclosing Party; provided, however, that the Receiving Party may retain one copy of the Confidential Information that it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.	INTELLECTUAL PROPERTY

12.1

Supplier Intellectual Property. Supplier hereby grants to RDR and RDO a non-exclusive, world- wide, perpetual and royalty free license to all pre-existing intellectual property of Supplier that is a component of, or may benefit RDR’s or RDO’s use of, the Products purchased hereunder. Said license shall inure to the benefit of RDR, RDO, their Affiliates, and the Ordering Entities and each of their successors and assigns, and the customers of each of the foregoing. For the avoidance of doubt, the foregoing grant of rights shall not be construed to convey any rights separate form those embodied in Products purchased by RDR or RDO pursuant to this Agreement.

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12.2

RDR/RDO Intellectual Property. Unless specifically granted otherwise, nothing contained in this Agreement shall be construed to grant Supplier a license or in any way give ownership to any RDR or RDO-owned intellectual property, except that Supplier shall have access to such RDR or RDO- owned intellectual property as required for Supplier to fulfill, and solely for the purpose of fulfilling, its contractual obligations herein.

13.	PACKAGING AND TRADEMARKS

Product packaging, labeling and inserts, Product literature, and other advertising and promotional materials will be co-branded with RAMP® and Roche. Supplier will package the Products in accordance with the Specifications and shall be responsible for the content of all labels other than camera ready art pertaining to Purchaser trademarks and trade dress. Purchaser shall be responsible for all Product literature, advertising and promotional materials pertaining to Products. The Parties agree that in the event country-specific labeling is required by Applicable Laws, Supplier will package the Product(s) with the country-specific labeling. The Parties contemplate that there will be two (2) different packaging versions; one version for the United States and Canada, and a separate version for the rest of the world. Purchaser shall pay all direct and indirect costs associated with country specific labeling, preparing and translating Product packaging, labeling, inserts in languages other than English, Spanish, French, Chinese and German.

14.

MANAGEMENT OF COOPERATION. The Parties agree that the success of their cooperation depends on trustful, regular exchanges of information and a fast decision making process. For such purposes, the Parties agree to establish two (2) working committees, each comprised of equal numbers of representatives of Supplier and Purchaser, being responsible for specific tasks in the management of the cooperation between the Parties, namely:

(a)

An Executive Management Team (“EMT”) shall meet at least once per year or upon the request of one Party within two (2) months of the request. The EMT shall have the primary responsibility to facilitate and oversee the cooperation between the Parties, and act as an alternative decision maker for any matter unsettled by the JPSC or any other unsettled matter resulting out of this cooperation. Each Party, within thirty (30) days of the Effective Date, shall designate its respective members participating in the EMT meetings.

(b)

A Joint Program Steering Committee (“JPSC”) shall meet at least four (4) times per year with the primary responsibility to address: supply chain topics, customer support topics, quality assurance/regulatory affairs topics including which Party shall be responsible for pursuing and which Party shall own regulatory filings in jurisdictions where they do not exist on the Effective Date, and otherwise perform a program management function. Each Party, within thirty (30) days of the Effective Date, shall designate its respective members participating in the JPSC meetings.

Every meeting shall be documented in minutes prepared by RDO/RDR and signed by all Parties. Decisions shall be made by consensus with Supplier having one vote and RDO and RDR collectively having one vote.

15.	COMPLIANCE WITH LAWS

15.1

Compliance with Laws. Supplier shall comply with, and give all notices required by, all Applicable Laws of any Governmental Authority bearing on the performance of this Agreement as existing on the Effective Date and/or as enacted or amended during the Term hereof, including, without limitation, all requirements relating to human health, safety, and the environment. Supplier shall notify RDR and RDO if it becomes aware of any non-compliance by it of any Applicable Laws and shall take all appropriate action necessary to comply with such Applicable Laws.

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15.2

Federal Contractor Status. RDO is a federal contractor with obligations from various federal laws, rules, regulations, and executive orders, including without limitation, Equal Employment Opportunity and the utilization of small, disadvantaged, woman-owned, veteran and HUB zone businesses. Supplier agrees to comply with such obligations contained in the Applicable Laws. Supplier agrees to provide, at RDO’s request, any and all documentation required to substantiate such compliance.

15.3

Compliance with Import and Export Regulations. The Parties shall cooperate to comply with all export control regulations of the places of manufacture of the Products. In order for RDO and RDR to comply with U.S. and EU import and export regulations, Supplier shall:

	(a)	provide RDO with the proper Export Control Classification Number (“ECCN”) for Products (15 CFR 730-774);
	(b)	notify RDO immediately of any change in its ECCN, whether such change was made voluntarily by Supplier or whether such change was made at the direction of a government authority;
	(c)	notify RDO if any Product is listed or becomes listed on the U.S. Munitions List (22 CFR 121);
	(d)	mark Products with the correct country of origin;
	(e)	provide all relevant information required by RDO in order to obtain a license or classify the Product for import or export; and,
(f)

provide RDR with respective numbers/codes of the Products according to the EU Dual Use List and/or the US Commerce Control List or any other EU and US export control regulation, and, further, notify RDR of the percentage (%) of the US originated contents in the Products delivered.

16.	MISCELLANEOUS

16.1

Assignability. Supplier shall not assign or otherwise transfer (including by operation of law or pursuant to a merger, consolidation or sale of all or substantially all of the assets relating to this Agreement) this Agreement or its obligations hereunder to any third party without prior written consent from RDR and RDO, which consent shall not be unreasonably withheld.

16.2

Subcontractors. In the event Supplier determines that subcontractors are required to perform any of Supplier’s obligations pursuant to this Agreement, Supplier shall require such subcontractor to comply with all Applicable Laws and the requirements of this Agreement, including without limitation the FDA’s Quality System Regulation set forth at 21 C.F.R. Part 820, to the extent applicable and the Quality Requirements. Supplier shall hold RDR and RDO harmless from any loss or liability incurred by RDR and RDO as a result of Supplier’s failure to comply with this Section 14.2. Supplier shall be liable for any acts or omissions of any subcontractor to the same extent as if they were the acts or omissions of Supplier.

16.3

Survivability. The rights and obligations of Section 2.5 (Tooling), Section 5 (Representations, Warranties and Covenants), Section 6 (Records and Audits), Section 7 (Product Recalls), Section 8.3 (Lifetime Buy), Section 9 (Indemnification), Section 11 (Confidentiality), Section 12 (Intellectual Property), Section 15 (Compliance with Laws), Section 16 (Miscellaneous), Exhibit E (Quality & Change Control Requirements) and Exhibit F (Additional Remedies for Delays and Non-Conforming Products) shall survive any termination of this Agreement and shall bind the Parties and their legal representatives, successors, and assigns.

16.4

Entire Agreement. This Agreement embodies the entire understanding and agreement among the Parties and supersedes all previous negotiations, representations, writings and agreements, written, or oral, with respect to the subject matter herein. Any additional terms or conflicting terms or conditions contained in any other document pursuant to the subject matter herein are hereby superceded. Supplier, RDR and RDO agree that this Agreement shall not be altered, amended or

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modified, except in writing that is signed by an authorized representative of both Parties. The Exhibits attached hereto are an integral part of this Agreement and all references to the term Agreement include all Exhibits attached hereto.

16.5

Non-Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by a duly authorized representative of the Party claimed to have waived or consented.

16.6

Severability. If any provision of this Agreement is invalid or unenforceable under any Applicable Laws, the provision is to that extent to be deemed omitted, and the remaining provisions shall not be affected in any way. To the extent any provision is invalid or unenforceable in a particular Jurisdiction under Applicable Laws of that jurisdiction, the provisions is to that extent deemed omitted with respect to the affected jurisdiction, but remains in full force and effect in the remaining jurisdictions.

16.7

Independent Relationship of the Parties. Supplier, RDR and RDO intend that an independent contractor relationship shall be created by this Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or concerted action. Personnel assigned by either Party to provide deliverables under this Agreement will be employees of said Party and will not for any purpose be considered employees or agents of the other Party. Each Party assumes full responsibility for the actions of such personnel while performing all its obligations hereunder, either at Supplier’s or Purchaser’s facility, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workmen’s compensation and occupational disease insurance as required by law, comprehensive public liability insurance, compensation, disability benefits and the like. Supplier agrees that, while its personnel are on Purchaser’s premises, they will conform to all Purchaser’s work rules, safety regulations and its standard practices governing behavior of its own employees. Also, Supplier agrees to require such personnel to work in a manner which will comply with all Applicable Laws governing said work practices.

16.8

Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e- mail address or person as a Party may designate by notice to the other Parties):

if to RDO to:	Roche Diagnostics Operations, Inc.
9115 Hague Road
Indianapolis, Indiana 46250
Attn: Purchasing Manager
Fax No.: (317) 521-3080

with a copy to:	Law Department
Roche Diagnostics Corporation
9115 Hague Road
Indianapolis, Indiana 46250
Fax No.: (317) 521-2840

if to RDR to:	Roche Diagnostics Ltd.
Forrenstrasse
6343 Rotkreuz
Switzerland

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Attn: Joachim Doepper
Fax No.: +41 (41) 798-5215

with a copy to:	Legal Department
Roche Diagnostics Ltd.
Forrenstrasse
6343 Rotkreuz
Switzerland
Fax No.:+ 41 (41) 798 5280

if to Supplier to:	Response Biomedical Corporation
1781 – 75th Avenue W.
Vancouver, British Columbia V6P 6P2
Canada
Attn: Chief Executive Officer
Fax No.: (604) 456-6066

with a copy to:	Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Attn: Alison Freeman-Gleason
Fax No.: (206) 447-0849

16.9 Governing Law; Dispute Resolution. The Parties agree to use reasonable efforts in a good faith attempt to settle as promptly as possible any and all disputes arising from this Agreement or a transaction conducted pursuant to this Agreement, in the following order of preference: (a) good faith negotiation between executives of Purchaser and Supplier who have authority to fully and finally resolve the dispute; and then (b) non-binding mediation at a location acceptable to the Parties using a neutral mediator having experience with the industry (with the costs therefore shared equally). All negotiations pursuant to this clause shall be treated as Confidential Information in accordance with the provisions of Article 21 of this Agreement. Finally, as a last resort, either Party may commence litigation. Each Party consents to the New York courts' personal jurisdiction. Any questions, claims, disputes, remedies or procedural matters shall be governed exclusively by the laws of the State New York and of the United States of America, without regard to its principles of conflicts of law. The exclusive venue for any and all litigation relating to this Agreement shall be in the city of New York in the state or federal court having subject matter jurisdiction. The Parties hereby waive their right to a jury trial.

16.10

Use of Trademark and Name. Except as otherwise set forth in this Agreement, Supplier may not use RDR’s or RDO’s name or trademarks, or refer to or disclose the existence of this Agreement or the obligations performed hereunder, directly or indirectly, without the prior written consent of RDR’s or RDO’s Corporate Communications department. Except as otherwise set forth in this Agreement, RDR and/or RDO may not use Supplier’s name or trademarks, or refer to or disclose the existence of this Agreement or the obligations performed hereunder, directly or indirectly, without the prior written consent of Supplier.

16.11

Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent

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assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

16.12 Force Majeure. Except as to payments required under this Agreement, if any default or delay occurs which prevents or materially impairs a Party’s performance and is due to a cause beyond the Party’s reasonable control, and provided that the default or delay is not caused by or the fault of such Party, including but not limited to an act of God, flood, fire, explosion, earthquake, casualty, accident, war, revolution, civil commotion, terrorism, blockade or embargo, injunction, law, proclamation, order, regulation or governmental demand, the affected Party shall promptly notify the other Party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as possible. Neither Party will be liable to the other Party for any loss or damage due to such cause and the Term will not be extended thereby. No Party may terminate this Agreement because of such default or delay except upon thirty (30) days prior written notice to the other Party if the default or delay has existed for six (6) months and is continuing at the end of the thirty (30) day notice period.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

“RDO”		“Supplier”

ROCHE DIAGNOSTICS OPERATIONS, INC.		RESPONSE BIOMEDICAL CORP

By:	/s/ Mary McCain	By:	/s/ S. Wayne Kay
	Mary McCain		S. Wayne Kay

Title:	Vice President, Supply Chain	Title:	Chief Executive Officer
Date:	“June 23, 2008”	Date:	“June 24, 2008”

“RDR”

ROCHE DIAGNOSTICS LTD.

By:	/s/ Verena Passauer
Verena Passauer

Title:	Legal Counsel
Date:	“June 26, 2008”

By:	/s/ Dirk Ehlers
Dirk Ehlers

Title:	Head of Professional Diagnostics
Date:	“26/6/08”

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EXHIBIT A

Products

Group	Item	Detail	Qty	Dexcription
Roche Branded RAMP® 200 CONTROL MODULE	Control Module	Top Assembly, Control Module	1
	Box	Packaging, CM Box	1
	Box Insert	Packaging, Korrvu Box Insert Set	1
	Box Filler	Packaging, CM Box Filler Insert	1
	USB Drive / Manual	Partner branded 256MB USB Drive (containing English version of the manual, any other language versions of the manual, and the File Conversion Utility (FCU)	1
	Manual	Printed copy of the US version manual	1
	Label	Label, Serial & Model number label	1
	Power Supply	Universal Power Supply 100-240 VAC 50-60Hz)	1
	Cable	Accessory, Cable, AC Line, NA (North American Plug and Cable)	1
	Box Label	Label, Box Label (RCU)	1
	CD-ROM Label	CD-ROM disk containing the Reader Configuration Utility Technical Service label	1
	DVD	Training DVD (provided by Roche)	1
	Card	Warranty card	1
	Label	Content label	1
	Label	Shipping/ storage conditions label	1

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Exhibit A

Products

Group	Item	Detail	Qty.	Description
Roche Branded RAMP® 200 TEST MODULE	Test Module	Top Assembly, Test Module	1
	Label	Label, Serial & Model number label	1
	Box	Packaging, TM Box	1
	Box Insert	Packaging, Korrvu Box Insert Set	1
	Label	Label, Serial & Model number label	1
	Cable	Connection cable to RAMP® 200 CONTROL MODULE	1
	Box Label	Label, Box Label	1
	Label	Technical Service label	1
	Card	Warranty card	1
	Label	Content label	1
	Label	Shipping/ storage conditions label	1

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Exhibit A

Products

Group	Item	Detail	Qty.	Description
PRINTER	Printer	Zebra Printer, TLP2824	1
	USB Cable	Cable, USB, 6ft, A-Male to B-Male, Molded, 24AWG, Beige with Ferrite, clip on	1
	Power Supply	Universal switching power supply	1
	Labels	Accessory, 500 Printer Labels, 2.5” x 3”, Zebra Technologies	1
	Ribbon	Accessory, Printer Ribbon, Wax	1
	Plug Sets	Plug Sets for US/Canada, EU	2	1 US/Canada 1 EU
	Box	Packaging, TM Box	1
	Card	Warranty card	1
	Label	Content label	1
	Label	Shipping/ storage conditions label	1
	Box Label	Label, Box Label	1
	Manual	Printed copy of the printer manual	1

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Exhibit A

Products

Group	Item	Detail	Qty.	Description
BAR CODE SCANNER	Bar Code Scanner	Symbol Tech. LS 9208 Bar Code Scanner	1
	USB Cable	Cable, USB, Sym. Bar Code Scanner, 7ft with Ferrite, clip on	1
	Quick Start Card	From Symbol
	Manual	Symbol Manual	1
	Box		1
	Third party Warranty	Symbol Warranty Card	1

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Exhibit A

Products

Group	Item	Detail	Qty.	Description
NT- proBNP ASSAY			Each	RAMP® NT-proBNP Assay kit contains all the reagents necessary for the quantification of NT-proBNP in EDTA whole blood using the RAMP 200 Control and Test Modules
	Cartridges	RAMP® NT- proBNP Test Cartridges	25	RAMP® NT-proBNP Test Cartridges contain nitrocellulose strips with antibodies, as well as sample and wicking pads
	Tips	RAMP® NT-BNP Assay Tips (pouched with Test cartridges)	25	RAMP® NT-proBNP Assay Tips contain fluorescent-dyed latex conjugated with antibodies.
	Vials	RAMP® NT- proBNP Sample Buffer Vials[2]	25	RAMP® NT-proBNP Sample Buffer contains phosphate buffer, animal protein, surfactant, and ProClin® 300 / ProClin® 950 as preservatives (ProClin is a registered trademark of Rohm and Haas Company)
	Drying agent	Drying agent (pouched with Test cartridges)	25	Desiccant pack
	Aluminum foil lined pouch	Aluminum foil lined pouch for cartridge and tips	25
	Transfer Device	Assay Transfer Device (75µL minipipette)	1
	Lot Card	Lot Card in antistatic bag	1	Proprietary EPROM programmed with lot-specific calibration data.
	Package insert	Package Insert	1
	Box	Packaging, Box	1
	Box Insert	Packaging	1
	Label	Content / Lot / expiry label	1
	Label	Shipping/ storage conditions label	1

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Exhibit A

Products

Group	Item	Detail	Qty.	Description
TROPONIN I ASSAY			Each	RAMP® Troponin I Assay kit contains all the reagents necessary for the quantification of Troponin I in EDTA whole blood using the RAMP 200 Control and Test Modules
	Cartridges	RAMP® Troponin I Test Cartridges	25	RAMP® Troponin I Test Cartridges contain nitrocellulose strips with antibodies, as well as sample and wicking pads
	Tips	RAMP® Troponin I Assay Tips (pouched with Test cartridges)	25	RAMP® Troponin I Assay Tips contain fluorescent-dyed latex conjugated with antibodies.
	Vials	RAMP® Troponin I Sample Buffer Vials	25	RAMP® Troponin I Sample Buffer contains phosphate buffer, animal protein, surfactant, and ProClin® 300 / ProClin® 950 as preservatives (ProClin is a registered trademark of Rohm and Haas Company)
	Drying agent	Drying agent (pouched with Test cartridges)	25	Desiccant pack
	Aluminum foil lined pouch	Aluminum foil lined pouch for cartridge and tips	25
	Transfer Device	Assay Transfer Device (75µL minipipette)	1
	Lot Card	Lot Card in antistatic bag	1	Proprietary EPROM programmed with lot-specific calibration data.
	Package insert	Package Insert	1
	Box	Packaging, Box	1
	Box Insert	Packaging	1
	Label	Content / Lot / expiry label	1
	Label	Shipping/ storage conditions label	1

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Exhibit A

Products

Group	Item	Detail	Qty.	Description
CK-MB ASSAY			Each	RAMP® CK-MB Assay kit contains all the reagents necessary for the quantification of NT-proBNP in EDTA whole blood using the RAMP 200 Control and Test Modules
	Cartridges	RAMP® CK-MB Test Cartridges	25	RAMP® CK-MB Test Cartridges contain nitrocellulose strips with antibodies, as well as sample and wicking pads
	Tips	RAMP® CK-MB Assay Tips (pouched with Test cartridges)	25	RAMP® CK-MB Assay Tips contain fluorescent-dyed latex conjugated with antibodies.
	Vials	RAMP® CK-MB Sample Buffer Vials	25	RAMP® CK-MB Sample Buffer contains phosphate buffer, animal protein, surfactant, and ProClin® 300 / ProClin® 950 as preservatives (ProClin is a registered trademark of Rohm and Haas Company)
	Drying agent	Drying agent (pouched with Test cartridges)	25	Desiccant pack
	Aluminum foil lined pouch	Aluminum foil lined pouch for cartridge and tips	25
	Transfer Device	Assay Transfer Device (75µL minipipette)	1
	Lot Card	Lot Card in antistatic bag	1	Proprietary EPROM programmed with lot-specific calibration data.
	Package insert	Package Insert	1
	Box	Packaging, Box	1
	Box Insert	Packaging	1
	Label	Content / Lot / expiry label	1
	Label	Shipping/ storage conditions label	1

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Exhibit A

Products

Group	Item	Detail	Qty.	Description
MYOGLOBIN ASSAY			Each	RAMP® Myoglobin Assay kit contains all the reagents necessary for the quantification of NT-proBNP in EDTA whole blood using the RAMP 200 Control and Test Modules
	Cartridges	RAMP® Myoglobin Test Cartridges	25	RAMP® Myoglobin Test Cartridges contain nitrocellulose strips with antibodies, as well as sample and wicking pads
	Tips	RAMP® Myoglobin Assay Tips (pouched with Test cartridges)	25	RAMP® Myoglobin Assay Tips contain fluorescent-dyed latex conjugated with antibodies.
	Vials	RAMP® Myoglobin Sample Buffer Vials	25	RAMP® Myoglobin Sample Buffer contains phosphate buffer, animal protein, surfactant, and ProClin® 300 / ProClin® 950 as preservatives (ProClin is a registered trademark of Rohm and Haas Company)
	Drying agent	Drying agent (pouched with Test cartridges)	25	Desiccant pack
	Aluminum foil lined pouch	Aluminum foil lined pouch for cartridge and tips	25
	Transfer Device	Assay Transfer Device (75µL minipipette)	1
	Lot Card	Lot Card in antistatic bag	1	Proprietary EPROM programmed with lot-specific calibration data.
	Package insert	Package Insert	1
	Box	Packaging, Box	1
	Box Insert	Packaging	1
	Label	Content / Lot / expiry label	1
	Label	Shipping / storage conditions label	1

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Exhibit A

Products

Group	Item	Detail	Qty.	Description
Controls			Each	RAMP® Cardiac Controls are supplied in two levels, 2 x 1 mL each level per box. The Controls are supplied as a ready-to-use frozen liquid, requiring no reconstitution or dilution. They are prepared in a human EDTA plasma matrix fortified to target levels with human source materials at different concentrations for each level. Sodium Azide < 0.1% has been added as a preservative to inhibit microbial growth
	Low Control	Bottle 1 ml, TnI, CK-MB, Myoglobin and NT- proBNP	2
	High Control	Bottle 1 ml, TnI, CK-MB, Myoglobin and NT- proBNP	2
	Package insert	Package Insert	1
	Box	Packaging, Box	1
	Box Insert	Packaging, Box Insert	1
	Label	Content / Lot / expiry label	1
	Label	Shipping/ storage conditions label	1

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Exhibit A

Products

Group	Item	Detail	Qty.	Description
Calibration Verification Controls			Each	RAMP® Cardiac CalVer Controls are supplied as a four-level set, 2 x 1 mL each level per box. The Controls are supplied as a ready-to-use frozen liquid, requiring no reconstitution or dilution. They are prepared in a human EDTA plasma matrix fortified to target levels with human source materials at different concentrations for each level. Sodium Azide < 0.1% has been added as a preservative to inhibit microbial growth.
	Level 1	Bottle 1 ml, TnI, CK-MB, Myoglobin and NT-proBNP	2
	Level 2	Bottle 1 ml, TnI, CK-MB, Myoglobin and NT-proBNP	2
	Level 3	Bottle 1 ml, TnI, CK-MB, Myoglobin and NT-proBNP	2
	Level 4	Bottle 1 ml, TnI, CK-MB, Myoglobin and NT-proBNP	2
	Package insert	Package Insert	1
	Box	Packaging, Box	1
	Box Insert	Packaging, Box Insert	1
	Label	Content / Lot / expiry label	1
	Label	Shipping/ storage conditions label	1

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Exhibit A

Products

Configuration	Group	Qty.	Description
Hospital System	RAMP® 200 CONTROL MODULE	•
	RAMP® 200 TEST MODULE	•
	PRINTER	•
	BAR CODE SCANNER	•
POL System	RAMP® 200 CONTROL MODULE	•
	RAMP® 200 TEST MODULE	•
	PRINTER	•
	BAR CODE SCANNER	•
Cardiac Marker Tests	TROPONIN I ASSAY	•
	MYOGLOBIN ASSAY	•
	CK-MB ASSAY	•
	NT-proBNP ASSAY	•

•    [***]

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EXHIBIT B

Ordering Entities

Roche Diagnostics GmbH, Sandhofer Strass 116, 68305 Mannheim, Federal Republic of Germany

Roche Diagnostics Ltd. Forrenstrasse 6343 Rotkreuz, Switzerland

Roche Diagnostics Operations, Inc., 9115 Hague Road, Indianapolis, Indiana 46250

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EXHIBIT C

Specifications

RAMP® 200 CONTROL MODULE

The RAMP® 200 CONTROL Module and RAMP® 200 TEST Module are specified as in

RAMP® 200 product description version 1.0
RAMP® 200 Software Requirement document version 1.0

Reference Instrument

Control Module
Model: RAMP®200 CM
Hardware Revision: 1.1

Test Module
Model: RAMP®200 TM
Hardware Revision: 1.1

TROPONIN I ASSAY

The TROPONIN I ASSAY is specified as in:

Product claims from package insert #50117 rev8
Fullfills the quality release criteria:

Troponin I

QC Release Criteria	Specification
Barcode / Lot Card recognition	•
Accuracy – “Spike” Std*	•
Precision – “Spike” Std	•
Standard Curve parameters - RAMP® Ratio increases with [TnI] - R2 - Slope linear fit	•
External Controls**	•
Blood Samples	•
Correlation to RAMP® QC Ref.	•

* the internal “Spike” standard is at a concentration of [***] and is in a proprietary matrix.
** expected values for external controls are vendor-lot specific

•    [***]

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MYOGLOBIN ASSAY

The MYOGLOBIN ASSAY is specified as in:

Product claims from package insert #50066 rev14
Fullfills the quality release criteria:

Myoglobin

QC Release Criteria	Specification
Barcode / Lot Card recognition	•
Accuracy – 0 ng/mL Std*	•
Accuracy – “Spike” Std*	•
Precision – “Spike” Std	•
Standard Curve parameters - RAMP® Ratio increases with [Myo] - Mean conversion factor (200 ng/mL) - R2	•
External Controls**	•
Blood Samples	•
Correlation to RAMP® QC Ref.	•

* The internal “0” standard is in a proprietary matrix. The internal “Spike” standard is at a concentration of [***] and is in a proprietary matrix.
** Expected values for external controls are vendor-lot specific

•    [***]

CK-MB ASSAY

The CK-MB ASSAY is specified as in:

Product claims from package insert #50067 rev14
Fullfills the quality release criteria:

CK-MB

QC Release Criteria	Specification
Barcode / Lot Card recognition	•
Accuracy – 0 ng/mL Std*	•
Accuracy – “Spike” Std*	•
Precision – “Spike” Std	•
Standard Curve parameters - RAMP® Ratio increases with [CK-MB] - Mean conversion factor (5/10/20 ng/mL) - R2	•
External Controls**	•
Blood Samples	•
Correlation to RAMP® QC Ref.	•

* The internal “0” standard is in a proprietary matrix. The internal “Spike” standard is at a concentration of [***] and is in a proprietary matrix.

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** Expected values for external controls are vendor-lot specific

•    [***]

NT proBNP ASSAY

The NT proBNP ASSAY is specified as in:

Product claims from package insert #50174 rev3
Fullfills the quality release criteria:

NT-proBNP

QC Release Criteria	Specification
Barcode / Lot Card recognition	•
Accuracy – 0 ng/mL Std*	•
Accuracy – “Spike” Std*	•
Precision – “Spike” Std	•
Standard Curve parameters - RAMP® Ratio increases with [NT- proBNP] - Mean conversion factor - R2	•
External Controls**	•
Blood Samples	•
Correlation to RAMP® QC Ref.	•

* the value of the internal “Spike” standard is currently under revision but is expected to be at a concentration approximately [***] and is in a proprietary matrix.
** Expected values for external controls are vendor-lot specific
•    [***]

TROPONIN I CONTROL

The TROPONIN I CONTROL is specified as in

Product claims from package inserts #50256 rev1 / 50257 rev1
Fulfills the quality release criteria (see below):

MYOGLOBIN CONTROL

The MYOGLOBIN CONTROL is specified as in

Product claims from package inserts #50256 rev1 / 50257 rev1
Fulfills the quality release criteria (see below):

CK-MB CONTROL

The CK-MB CONTROL is specified as in

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Product claims from package inserts #50256 rev1 / 50257 rev1
Fulfills the quality release criteria (see below):

NT proBNP CONTROL

The NT proBNP CONTROL is specified as in

Product claims from package inserts #50256 rev1 / 50257 rev1
Fulfills the quality release criteria (see below):

CalVer Controls
Controls
	Level 0	Level I	Level 2	Level 3
CK-MB
Troponin I
Myoglobin	•	•	•	•
NT-
proBNP
Reported ranges for each analyte / level are not to exceed [***] of the mean value.

•    [***]

The minimum shelf lives for cardiac tests reaching RDO in Indianapolis are:

Troponin           [***]

CK-MB              [***]

Myoglobin        [***]

NT-proBNP       [***]

The minimum shelf life for the cardiac tests reaching other Ordering Entities will be defined later in good faith by the JPSC.

The minimum shelf life will be revised in good faith by the JPSC with the availability of additional stability data.

The minimum shelf life for Cardiac and Cal/Ver controls will be [***] upon receipt in Indianapolis under specified storage conditions of [***]

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EXHIBIT D

1) Prices for Hospital & POL System Configuration

Configuration	Group	Price per Unit (USD)	Qty.	Total Price (USD)	Total Configuration Price (USD)
Hospital System	RAMP 200 CONTROL MODULE 1)	•	•	•
	RAMP 200 TEST MODULE 1)	•	•	•
	PRINTER 1)	•	•	•
	BAR CODE SCANNER 1)	•	•	•
		•	•	•	•
POL System	RAMP 200 CONTROL MODULE 1)	•	•	•
	RAMP 200 TEST MODULE 1)	•	•	•
	PRINTER 1)	•	•	•
	BAR CODE SCANNER 1)	•	•	•
•

•    [***]
1)for details see Exhibit A – Products

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2) Prices for Assay Kits (volume dependent)

Purchasing Prices (USD)
Assay Kit	•Single Tests p.a. 4)	•Single Tests p.a. 4)	•Single Tests p.a. 4)	•Single Tests p.a. 4)
NT-proBNP 5)	•	•	•	•
Troponin I 5), 6)	•	•	•	•
CK-MB 5), 6)	•	•	•	•
Myoglobin 5), 6)	•	•	•	•

•    [***]

4) Volumes to depend on single assay quantities
5) for details see Exhibit A – Products
6) Troponin I, CK-MB, and Myoglobin volumes to be cumulative

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3) Prices for Spare Parts

Reference Group 7)	Item	Qty.	Total Price (USD)
NT-proBNP, Troponin I, CK-MB, Myoglobine Assay Kits	Assay Transfer Device (75µL minipipette)	•	•
Ramp 200 Control Module	USB Drive, preloaded and branded	•	•
Ramp 200 Control Module	Power Supply	•	•
Ramp 200 Test Module	Cord from Test Module to Control Module	•	•
Printer	Printer Ribbon Roll, Zebra Technologies	•	• 8)
Printer	Accessory, 500 Printer Labels, 2.5” x 3”, Zebra Technologies	•	• 8)

•    [***]

7) for details see Exhibit A – Products
8) not to be sold/stocked by RBC, third party price

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4) Prices for Controls

Kit	Purchasing Prices (USD)
RAMP® Cardiac Controls	•
RAMP® Cardiac CalVer Controls	•

•    [***]

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5) Worldwide Minimum Purchase Quantities

TABLE 1: Hospital System

Worldwide Minimum Purchase Quantities [***]
Configuration	•	•	•	•	•
Hospital	•	•	•	•	•

•    [***]

TABLE 2: POL System

Worldwide Minimum Purchase Quantities [***]
Configuration	•	•	•	•	•
POL	•	•	•	•	•

•    [***]

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EXHIBIT E

QUALITY & CHANGE CONTROL

1.

Roles. Supplier is the manufacturer of the Product(s), as defined in 21 CFR 820.3(o). Supplier shall comply with all Regulatory Laws applicable to a manufacturer of finished medical devices, including without limitation, pre-market notification and quality system requirements, if applicable.

2.

Changes to Products or Specifications Requested by RDR or RDO. RDR and RDO reserve the right to request changes to the Product or Specifications upon written notice delivered to Supplier. Upon receiving such written request from RDR or RDO, Supplier shall deliver to RDR or RDO within a reasonable time, but in no event more than fifteen (15) business days following receipt of the request, a report setting forth Supplier’s best judgment as to the probable effect on the proposed changes (the “Change Report”). Depending on the extent of the impact of the proposed changes to the Products or Specifications, RDR, RDO and Supplier agree to cooperate and negotiate, in good faith, an amendment to this Agreement, if required, to address the terms and conditions in this Agreement that are affected by the requested change. Notwithstanding anything to the contrary in this Agreement, no change shall be implemented by Supplier until an amendment is negotiated or until final written approval by RDR and RDO is provided regarding such change. If such written approval is provided by RDR and RDO or an amendment is negotiated, Supplier shall maintain control records that demonstrate appropriate validation of all engineering and process changes in accordance with the standards set forth in Paragraph 5 of this Exhibit E. Supplier shall, in addition, maintain control records that document the effective dates, lot numbers, and/or serial numbers of all engineering and process changes in accordance with the standards set forth in Paragraph 5 of this Exhibit E. The document control system must ensure that obsolete drawings and Specifications are removed from all areas of use.

3.

Changes to Manufacturing Processes, Product or Specifications Requested by Supplier. Supplier must have written authorization from RDR or RDO prior to incorporating any change into the Manufacturing Processes or Product(s) that affects the Specifications, or the Specifications themselves (including without limitation, changes incorporated by Supplier’s vendors, manufacturers, and/or subcontractors). No Products shall be manufactured with such changes and no shipments shall be delivered incorporating such changes until written authorization is received from RDR’s or RDO’s Source Development Group. All requested changes by Suppler shall be provided to RDR or RDO in a form reasonably acceptable to RDR or RDO. RDR or RDO shall respond to the change request in writing within 60 days. Supplier shall maintain control records that demonstrate appropriate validation of all engineering and process changes in accordance with the standards set forth in Paragraph 5 of this Exhibit E. Supplier shall, in addition, maintain control records that document the effective dates, lot numbers, and/or serial numbers of all engineering and process changes in accordance with the standards set forth in Paragraph 5 of this Exhibit E. The document control system must ensure that obsolete drawings and specifications are removed from all areas of use.

4.

Product Quality. Supplier expressly covenants and warrants that all Products furnished under this Agreement shall conform to all Specifications, will be new, will be free from defects in materials and workmanship, will be merchantable, will be fit for their intended purposes, and will be properly packaged and labeled. This warranty shall apply for a period of five years following receipt of Products by Purchaser, for Product(s) that are instruments manufactured by Supplier, unless otherwise expressly provided for herein. This warranty shall apply for a period of fifteen (15) months for the following Product(s): printer, bar code scanner and USB devices. Supplier shall promptly correct, repair or replace defective Products to RDR’s and RDO’s satisfaction. At RDR’s or RDO’s sole discretion, RDR, RDO or a third party at their direction, may make corrections, repairs or replacements necessary to cure Supplier’s breach of this warranty, whenever time or other market conditions prevent RDR or RDO from waiting for Supplier to cure such breach or in the event Supplier fails to satisfactorily make such corrections, repairs or

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replacement within a commercially reasonable time or provide adequate assurances that it will do so. In the event of a breach of this warranty, Supplier agrees to reimburse RDR and RDO for any and all damages associated with such breach including any and all costs incurred for freight, sorting, reworking, replacement product, customer bulletins and Product Recalls.

5.

Compliance with Quality Assurance and Quality System Regulations. Supplier represents and warrants as follows: (a) the Manufacturing Processes used to produce the Products comply with all Applicable Laws, including GMPs, and have been validated in compliance with the FDA’s Quality System Regulations at 21 C.F.R. Part 820, (b) the Manufacturing Processes comply with ISO 900x or ISO 13485 series standard in the most current version, including all future changes and substitutions, and (c) the Manufacturing Processes comply with the requirements of European IVD directive (98/79/EC). Supplier further represents and warrants that Supplier shall maintain purchasing controls in accordance with all Applicable Laws, including but not limited to 21 C.F.R. Part 820.50, and shall establish and maintain procedures to ensure that Supplier’s subcontractors, vendors and manufacturers comply with all such Applicable Laws. Supplier shall provide RDR and RDO with any applicable validation certificates upon request. Supplier represents and warrants that an installation qualification, operational qualification, and performance qualification has been performed on all applicable aspects of the Manufacturing Processes. Without limiting the warranty in this Paragraph, Supplier guarantees that none of the Products, at the time of delivery, are adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. 321-394) (the “Act”), or similar law of any other jurisdiction. All warranties and commitments set forth in this Paragraph shall be deemed to be made and given by Supplier on a continuing basis throughout the Term of this Agreement and until all of Supplier’s obligations have been satisfied.

6.

Incoming Quality Control Tests/Inspections. Supplier shall perform appropriate incoming quality control tests and/or inspections to determine that the quality of the component parts and/or raw materials used in the manufacture of the Product(s) meets Supplier’s requirements. Supplier shall keep complete, accurate, and reproducible records of all data relating to such component parts and/or raw materials. Supplier shall maintain an appropriate system for auditing its subcontractors, vendors or manufacturers (if any).

7.

Compliance with European IVD Directives. For the Product(s) supplied under this Agreement, Supplier shall maintain comprehensive technical documentation (including complete production process documents and testing documentation and a listing of associated operating procedures and drawings for the manufacture of the Product(s) to support the Product(s) submission for IVDD compliance) as required by the European IVD Directive. Supplier and Supplier’s Affiliates shall maintain reproducible records of all such technical information and shall make such information available to RDR and RDO within 48 hours of its requests to assure compliance with the European IVD Directive. Supplier warrants the correctness and completeness of this technical documentation and is aware that RDR and RDO may rely on it.

8.

Final Inspection of Lots. Supplier shall use a statistically valid sampling plan to test and/or inspect every lot of Product(s) to be delivered to Purchaser for compliance with the Specifications and the other terms and conditions of this Agreement prior to shipment, and shall issue a certificate of analysis in a form reasonably satisfactory to RDR and RDO in respect thereof.

9.	Reports, Complaints and Inquiries from Governmental Authority.

(a) Adverse Event Reports. RDR or RDO shall report any adverse device events, malfunctions, incidents, near incidents and other reportable events for the Product to the Supplier within 48 hours of the occurrence of the event. Supplier shall be responsible for reporting adverse device events, malfunctions, incidents, near incidents and other reportable events for the Product to relevant Regulatory Authorities pursuant to the Regulatory Laws of any jurisdiction in which the Product is marketed or sold, including the FDA’s medical device reporting requirements set forth in 21 C.F.R. Part 803. RDR and RDO shall provide such assistance and information as Supplier reasonably

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requests to fulfill its reporting obligations for the Product. Supplier shall deliver to RDR and RDO a copy of any such report within two (2) business days after submitting the report to a Regulatory Authority. Supplier shall maintain files and records as required by 21 C.F.R. § 803.18 (or similar provisions of other Regulatory Laws, as applicable).

(b) Complaints. Each Party shall cooperate fully with the other Party in dealing with customer complaints concerning the Product(s) and shall take reasonable action to promptly resolve and follow up with regard to such complaints. Without limiting the generality of the foregoing, Supplier shall: (1) keep and maintain records of all customer complaints received by Supplier relating to the Product(s) as required by 21 C.F.R. § 820.198 (or similar provisions of other Regulatory Laws); (2) notify RDR and RDO of all such complaints; and (3) otherwise cooperatively undertake investigations, provide information and analysis, and conduct such follow-up activities as reasonably requested by RDR and RDO, including providing to RDR and RDO an explanation or summary of each response to a complaint within fifteen (15) days. RDR and RDO shall: 1) keep and maintain records of all customer complaints received by RDR and RDO relating to the Product(s) as required by RDR and RDO; 2) notify Supplier upon receipt of any information that indicates a potentially significant effect on the safety or efficacy of the Product(s); and (3) otherwise cooperatively undertake investigations, provide information and analysis, and conduct such follow-up activities as reasonably requested by Supplier.

(c) Inquiries from Governmental Authority. If either Supplier, RDR or RDO receives notice of an inspection, audit, or inquiry by a Governmental or Regulatory Authority relating to the Product(s), arising from the any activities under this Agreement, or concerning either Party's compliance with Regulatory Laws in connection with its activities under this Agreement, the Party receiving such notice of inspection, audit, or inquiry will notify the other Party as soon as possible, but in no event later than 48 hours after receipt of such notice or notification, and provide to the other Party, within 72 hours, copies of any documents received from or supplied to the Governmental Authority or Regulatory Authority that are relevant to the inspection or inquiry. Supplier, RDR and RDO agree to cooperate with each other during any inspection, investigation or other inquiry, including providing information and/or documentation as requested by the Regulatory Authority.

(d) Right to Participate in Regulatory Inspections or Audits. Supplier shall permit RDR or RDO or any representative designated by them to be present during any inspection or audit by a Governmental or Regulatory Authority of Supplier’s facilities or records if the inspection or audit is reasonably expected to relate to the Product(s) or the manufacture thereof or otherwise arise from or relate to any activities under this Agreement. RDR and RDO shall have the right to review and participate in drafting any response to any such inspection or audit, or any other request for information from a Regulatory Authority pertaining to the Product(s) or any activities under this Agreement, prior to Supplier’s submission of such response to the Regulatory Authority. Supplier shall provide to RDR and RDO copies of all information furnished to or received from any Regulatory Authority prior to, during, or following any audit or inspection of Supplier’s facilities, within the time frames set forth in Paragraph 9(c).

10.

Regulatory Approval. Supplier represents and warrants to RDR and RDO that Supplier has obtained any marketing approvals or clearances for the Products required by applicable Regulatory Authorities in the United States and other applicable jurisdictions. Supplier hereby grants to RDR and RDO the fully paid-up right during the Term of this Agreement to use any and all regulatory approvals and clearances related to the Products owned by or licensed to Supplier. RDR and RDO shall have a right of reference to any and all technical, scientific and clinical data in any application for marketing approval or clearance for the Product.

The decision to seek regulatory or marketing approvals in any jurisdictions not in place on the effective date and the responsibility to obtain such approvals and clearances will be addressed by the joint Executive Management Team.

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11.

Supplier Corrective Action Request. If, during the Term of this Agreement, RDR or RDO reasonably identifies an issue that may affect the quality of a Product(s), its components or raw materials, Supplier’s Manufacturing Processes or quality control processes or procedures, RDR or RDO may at its sole discretion, issue to Supplier a Supplier Correction Action Request (each a “SCAR”). Within fifteen (15) Business Days after the issue date of the SCAR, Supplier shall deliver to RDR and RDO a detailed response to the SCAR (a “SCAR Response”). If final closure and verification on the issue or issues identified in the SCAR cannot be achieved within fifteen (15) Business Days of Supplier’s receipt of the SCAR, as part of the SCAR Response, Supplier shall submit to RDR and RDO an action plan detailing its proposed plan to correct the issues identified in the SCAR. RDR and RDO shall have the right to review and propose revisions to any such action plans, and all such action plans are subject to RDR’s and RDO’s written approval. Following RDR’s and RDO’s approval and Supplier’s initial implementation of the corrective action plan, Supplier shall provide bi-weekly status reports, upon request, to RDR and RDO until final verification of the corrective action is accomplished and RDR and RDO accept the corrective action by written notice to Supplier.

12.

Regulatory Documentation. Supplier shall accurately prepare and maintain all necessary and customary records related to the Manufacturing Processes undertaken by Supplier pursuant to this Agreement in compliance with all Applicable Laws, including, but not limited to, 21 C.F.R. Part 820, Subpart M (or similar provisions of other Regulatory Laws, as applicable). RDR and RDO shall have access to and the right to reference, copy, retain copies of, and use for any purpose all such records, upon request and without charge.

13.

Violations. Supplier shall notify RDR and RDO promptly after becoming aware of any violation of any Applicable Laws or Quality Requirements, relating to the Product(s), the Manufacturing Processes, or otherwise relating to or arising out of Supplier’s activities pursuant to this Agreement.

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EXHIBIT F
ADDITIONAL REMEDIES FOR DELAYS, AND NON-CONFORMING PRODUCTS

Technology Transfer:

In the event that this Agreement is terminated by RDR or RDO pursuant to Section 8(a) or 8(b)(ii) or (iii), Supplier shall grant to RDR and RDO the license required as part of the Disaster Recovery Plan set forth in Section 10.1 of the Agreement for the unexpired portion of the Initial Term, and shall provide all assistance and other obligations therein as if a significant or catastrophic event occurred affecting the supply of Products.

Supplier further agrees to use commercially reasonable efforts to assist in a transition of supply chain requirements, including the continuation of manufacturing until either RDR or RDO are capable of manufacturing demanded volumes. RDR and RDO will pay all reasonable costs incurred by Supplier in the one-time transfer of manufacturing technology and ongoing support for a reasonable time, not longer than six (6) months. If RDR or RDO requests additional assistance in connection with the transferred manufacturing technology beyond that set forth above, RDR and RDO will request the assistance in writing and pay Supplier for all such assistance.

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EXHIBIT G

Tooling Requirements

The Parties agree that all tooling, including but not limited to equipment, fixtures, molds, dies, knifestacks, print cylinders, inspection cameras, etc. that are provided by RDO to Supplier (hereinafter “Tooling”) will be used exclusively by Supplier to produce Products for RDO and title to such Tooling shall, during the Term of the Agreement remain with RDO. In addition, Supplier agrees, at its sole cost and expense, to the following:

1.	To keep the Tooling fully insured at replacement value against loss arising from fire, theft, damage and extended coverage as appropriate.

2.	To provide a Certificate of Insurance evidencing the coverage set forth herein.

3.

To store the Tooling at Supplier’s facility, as specified in the quarterly report described to Section 12 of this Exhibit, in a safe and secure condition consistent with Supplier’s current policy or industry standards. Should transportation of the Tooling to another facility be necessary, Supplier must obtain RDO’s prior approval. Tooling shall not be transported to another facility or location without RDO approval. When such approval is granted, Supplier shall pack and ship per RDO’s approved standards.

4.

To maintain the Tooling in a state of repair, which will render parts, manufactured from the tooling, fit for their intended purpose and meets all applicable RDO specifications. Notwithstanding the foregoing, Supplier shall provide RDO immediate notice in the event the Tooling is required to be repaired, altered or modified.

5.

To keep the Tooling free of all liens and encumbrances. To the extent required by RDO, Customer shall also consent to RDO filing a UCC Financing Statement for the Tooling and shall cooperate and complete all documentation required to evidence RDO’s ownership in the Tooling.

6.	To allow RDO the right, at all reasonable times, upon reasonable notification to enter Supplier’s premises to inspect any and all Tooling.

7.

To surrender or return the Tooling upon receipt of RDO’s written notice, at which time RDO agrees to pay only for the packing, transportation costs and insurance costs to the specified destination. Supplier agrees to return the Tooling in as good condition as when Supplier received it except for ordinary wear and tear.

8.	To indemnify and hold RDO harmless from any personal injury or property damage, including attorney’s fees and cost of defense that results from Supplier’s use or custody of the Tooling.

9.	To clearly mark all Tooling “Property of Roche Diagnostics Operations, Inc.” and clearly identify by the appropriate RDO part number.

10.	To provide RDO nine (9) month prior written notice in the event the Tooling is required to be scrapped or destroyed.

11.

To provide the following information to RDO’s Source Development Department in writing upon execution of the Agreement and thereafter on a quarterly basis, after the Tooling has been approved for production:

	•	Tooling description.
	•	Specific location of Tooling.
	•	RDO part number.
	•	Estimated life of Tooling from date approved.
	•	The maintenance and repairs performed while the Tooling is in the Supplier’s possession.
	•	Remaining life of Tooling.
	•	Estimated maintenance cost for the next 24 month period divided into annual increments.
	•	Estimated replacement cost of the Tooling.

13.

If the Tooling is used to produce a Product that is imported into the United States, Supplier shall document the Tooling as a separate line item in the first invoice in order to document the value for purposes of entry for U.S. Customs.

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EXHIBIT H

Security Guidelines for Manufacturing Facilities Located Outside of the United States

RDO has been accepted as a Customs-Trade Partnership Against Terrorism (“C-TPAT”) supplier with U.S. Customs & Border Protection. As a C-TPAT importer, RDO is required to maintain effective security processes in its supply chain. Therefore, RDO requires each Supplier with manufacturing facilities located outside the United States to provide RDO with a comprehensive written security plan that includes the following items:

Physical Security: All buildings should be constructed of materials, which resist unlawful entry and protect against outside intrusion. Physical security should include: adequate locking devices for external and internal doors, windows, gates and fences, segregation and marking of international, domestic, high-value and dangerous goods cargo within the facility by a safe, caged or otherwise fenced-in area, adequate lighting provided inside and outside the facility to include parking areas, separate parking area for private vehicles separate from the shipping/loading dock and cargo areas, and internal/external communications systems in place to contact internal security personnel or local law enforcement.

Access Controls: Unauthorized access to the shipping, loading dock and cargo areas should be prohibited. Controls should include: the positive identification, recording and tracking of all employees, visitors and vendors, and procedures for challenging unauthorized/unidentified persons.

Procedural Security: Measures for the handling of incoming and outgoing goods should include the protection against the introduction, exchange, or loss of any legal or illegal material. Security controls should include: properly marked, weighed, counted and documented products, procedures for affixing, replacing, recording, tracking and verifying seals on containers, trailers and railcars, procedures for detecting and reporting shortages and overages, procedures for tracking the timely movement of incoming and outgoing goods, proper storage of empty and full containers/trailers/railcars to prevent unauthorized access, and procedures to notify Customs and Border Protection in cases where anomalies or illegal activities are detected or suspected by the company.

Personnel Security: Companies should conduct employment screening and interviewing of prospective employees to include periodic background checks and application verifications in accordance with applicable statutes and regulations.

Education and Training Awareness: A security awareness program shall be provided to employees and include instruction on how to recognize internal conspiracies, maintaining product integrity, and determining and addressing unauthorized access. Provide details in the security plan regarding this education and training awareness program.

Threat Awareness: A threat awareness program shall be established and maintained by security personnel to recognize and foster an awareness of the threat posed by terrorists and contraband smugglers at each point in the foreign-based logistical chain. Provide details in the security plan regarding this threat awareness program.

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